Exhibit 10.1

HILL INTERNATIONAL, INC.
KEY EMPLOYEE RETENTION PLAN

Section 1.                                          Purpose.

The purpose of this Plan is to motivate and reward certain key employees of the Company, identified herein as the Participants, to continue in the service of the Company by providing each Participant who remains actively employed by the Company in Good Standing until the time of a Payment (or who is experiences an earlier Involuntary Termination following a Change in Control, as detailed below), thereby advancing the interests of the Company and its stockholders.  The Compensation Committee, in consultation with the Board of Directors of the Company, has determined that an eligible Participant shall be entitled to receive the Retention Payment, as described further below, in the event the Participant remains an active employee of the Company in Good Standing at all times through the respective payment dates (or who experiences an earlier Involuntary Termination following a Change in Control, as detailed below), subject to the terms and conditions of this Plan and the respective Retention Agreement.  Any Payment under this Plan shall be subject to the satisfaction in full of all of the terms and conditions stated in this Plan and the Retention Agreement.

Section 2.                                          Definitions.

For purposes of this Plan, the following terms shall have the following meanings:

2.1          “Cause” shall mean a termination of employment initiated by the Company on account of any of the following actions by the Participant: (a) conviction of any felony or any other crime involving moral turpitude, (b) fraud against the Company or any of its Subsidiaries or affiliates or theft of or maliciously intentional damage to the property of the Company or any of their Subsidiaries or affiliates, (c) willful breach of the Participant’s fiduciary duties to the Company, or (d) breach by the Participant of any provision of this Plan; provided, however, that with respect to clause (d) above, in order for the Participant to be terminated “with Cause”, the unacceptable conduct must continue after the Company has given the Participant written notice thereof and a reasonable opportunity to correct such conduct.

2.2          “Change in Control” shall mean the occurrence of any of the following events:

(i)            Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, excluding the acquisition of additional stock by a person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(ii)           A majority of Board members are replaced during a two-year period by directors whose election is not endorsed by a majority of the Board members prior to the election; or

(iii)          The consummation of a merger, reorganization, consolidation or similar transaction of the Company, with any other corporation, other than a merger, reorganization, consolidation or similar transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger, reorganization, consolidation or similar transaction; or

(iv)          A dissolution or liquidation of the Company.

The definition of Change in Control under this Plan will be construed consistent with the definition of “Change in Control” as defined in Section 409A of Code, and the applicable Treasury Regulations, as amended from time to time.

2.3          “Company” shall mean Hill International, Inc. and/or its Subsidiaries.

2.4          “Compensation Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

2.5          “Good Reason” shall mean an Participant’s voluntary termination of employment that occurs under the following conditions:

(i)            The termination of employment must occur during a period of time not to exceed one (1) year following the initial existence of one or more of the conditions set forth in paragraphs (1) through (6) of this Section 2.5(i) arising without the prior written consent of the Participant (the existence of any of which conditions shall constitute “Good Reason”):

(1)           Any material diminution in Base Salary;

(2)           Any material diminution in the Participant’s authority, duties or responsibilities;

(3)           Any material diminution in the budget over which the Participant retains authority;

(4)           Any change in the geographic location at which the Participant must perform the services under this Agreement greater than 50 miles from the principal place of then current employment without the Participant’s mutual agreement, which change is material to the Participant;

(5)           Any other action or inaction that constitutes a material breach by the Company of this Plan; or

(6)           Failure of successor company (upon a Change in Control) to assume the Plan or Agreement; and

(ii)           The Participant shall provide notice to the Company of the existence of the “Good Reason” condition within ninety (90) days after the Participant becomes aware of the initial existence of such “Good Reason” condition, upon notice of which the Company shall have a period of sixty (60) days during which it may remedy such condition.

2.6          “Good Standing” shall mean the Participant:

(i)            has remained actively employed by the Company from the date of the applicable Retention Agreement through the payment date and not on a leave of any kind (other than a legally protected leave); and

(ii)           has remained at all times in full compliance with all agreements between the Participant and the Company and all policies of the Company.

2.7          “Involuntary Termination” shall mean a permanent termination of a Participant’s employment which is initiated (a) by the Company for reasons other than for Cause or (b) by the Participant for Good Reason.  Under no circumstances will a termination for Cause, voluntary resignation (other than for Good Reason) or retirement be considered an Involuntary Termination.

2.8          “Participant” shall mean an employee of the Company who has been designated to participate in the Plan by the Compensation Committee and has received and executed a Retention Agreement.

2.9          “Person” shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

2.10        “Plan” shall mean this Hill International, Inc. Key Employee Retention Plan.

2.11        “Retention Agreement” shall mean an agreement between the Company and a Participant setting forth terms and conditions with respect to such Participant’s Retention Payments. Such agreement shall be in such form or forms as the Compensation Committee shall determine.

2.12        “Retention Payment” shall mean, with respect to any Participant, the Retention Payment set forth in the Retention Agreement.

2.13        “Subsidiary” shall mean any entity, whether or not incorporated, in which the Company directly or indirectly owns more than fifty percent (50%) of the outstanding equity or other ownership interests.

Section 3.                                          Administration.

This Plan shall be administered by the Compensation Committee. The Compensation Committee shall have full authority, in its sole and absolute discretion, to construe and interpret this Plan and the Retention Agreements entered into pursuant to this Plan and (i) to select the Participants; (ii) to determine the Retention Payments for each Participant to be set forth in such Participant’s Retention Agreement; (iii) to determine the other terms and conditions of each Participant’s Retention Agreement; (iv) to determine whether all conditions precedent to the Retention Payments have been satisfied, including, but not limited to, whether the employee has been employed in Good Standing through the payment date; (v) to exercise its discretion with respect to the powers and rights granted to it as set forth in this Plan; and (vi) generally, to exercise such powers, to perform such acts and to take any and all action as deemed necessary or advisable to promote the best interests of the Company with respect to this Plan. All decisions and determinations by the Compensation Committee in the exercise of this power shall be final, binding and conclusive upon the Company, the Participants and all other Persons having any interest therein.

To the extent that this Plan and the Retention Agreements are assigned to a successor employer, the Compensation Committee’s role as described in Section 3 shall be replaced by an appropriate body as designated by the successor employer, and the Company shall have no further liability with respect to this Plan and the Retention Agreements.

Section 4.                                          Retention Agreements.

The Compensation Committee shall cause the Company to prepare and execute a Retention Agreement for each Participant.

4.1          Retention Payment. Each Retention Agreement shall set forth the terms and conditions pursuant to which the Retention Payment shall be payable.  Notwithstanding any provision herein to the contrary, and subject to the terms of an individual Participant’s Retention Agreement, the Retention Payment shall be paid to a Participant who remains actively employed in Good Standing with the Company on the second anniversary of the Retention Agreement, unless a Change in Control occurs prior to such second anniversary of the Retention Agreement, in which case a Participant shall be entitled to the Retention Payment upon the earlier to occur of: (a) the second anniversary of the Retention Agreement (provided that the Participant remains actively employed in Good Standing with the Company on such date) or (2) an Involuntary Termination.

4.2          General. Upon execution by the Company and a Participant, each Retention Agreement shall be a binding obligation of the Company and such Participant.

Section 5.                                          Assignments.

This Plan shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and the Company shall have the right to assign its obligations under this Plan and any Retention Agreements, in whole or in part, to any successor employer or its affiliates, in which case the Company shall have no further liability with respect to the assigned obligations pursuant to this Plan and the Retention Agreements.

Section 6.                                          Effective Date; Amendments.

6.1          This Plan is effective as of June 6, 2017.

6.2          This Plan, and all awards made hereunder, may be amended or modified upon the approval of the Compensation Committee, provided that no such amendment or modification shall be effective with respect to any Participant or any Participant’s Retention Agreement if such amendment or modification is adverse to such Participant unless such Participant consents in writing to such modification or amendment.

Section 7.                                          General.

7.1          This Plan and the granting of Retention Payments, as well as the other obligations of the Company under this Plan, shall be subject to, and is intended to comply with, all applicable federal and state laws, rules and regulations.  The place and administration of this Plan shall be conclusively deemed to be within the Commonwealth of Pennsylvania and the validity, construction, interpretation, administration and effect of this Plan, and the rights of any and all Persons having or claiming to have an interest therein or thereunder shall be governed by, and determined exclusively and solely in accordance with, the laws of the Commonwealth of Pennsylvania, to the extent not superseded by applicable federal law.  If any provisions of this Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other provisions of this Plan or part thereof, each of which shall remain in full force and effect.

7.2          Notwithstanding any provision herein to the contrary, no provision in this Plan or in the Retention Agreement shall be interpreted to obligate the Company to retain a Participant in its employ for any period of time or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.  Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be considered to create a trust or fund of any kind or fiduciary relationship between the Company or any successor employer or any of its affiliates and any Participant or any of its other employees or a security interest of any kind in any property of the Company or any successor employer or any of its affiliates in favor of any Participant herein or any other Person.

7.3          The Company shall withhold from any amount payable hereunder to a Participant such amount as shall be sufficient to satisfy all Federal, state, local, and foreign withholding tax requirements relating thereto.

7.4          No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company.  To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

7.5          Participants will not be eligible to accelerate or defer payments of Retention Payments under this Plan for any reason.

7.6          It is intended that payments under this Plan meet the short-term deferral exception under Internal Revenue Code Section 409A (including, but not limited to, any future amendments to Code section 409A, and any other Internal Revenue Service (“IRS”) or other governmental rulings, regulations or interpretations (collectively, “Section 409A”)).  If not exempt, the payments and benefits payable pursuant to this Plan and any Retention Agreement are intended to comply with Section 409A, to the extent the requirements of Section 409A are applicable hereto, and the provisions of this Plan and any Retention Agreement shall be construed and administered in a manner consistent with that intention. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax.  In addition, to the extent that any IRS guidance issued under Section 409A would result in the Participant being subject to the payment of interest or any additional tax under Section 409A, the Company shall, to the extent reasonably possible and as allowed by applicable treasury regulations, amend this Plan in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company.  Without limiting the foregoing, the terms “terminates” or “termination of employment” or similar terms used in this Plan shall be interpreted to mean to occur when a “separation of service” occurs as defined under Section 409A.